Exhibit (d)(6)

August 16, 2010

IVY HOLDINGS INC.

c/o Leonard Green & Partners, L.P.

11111 Santa Monica Blvd., Suite #2000
Los Angeles, CA 90025

Re:          Agreement and Plan of Merger among IVY HOLDINGS INC., IVY MERGER SUB CORP. and PROSPECT MEDICAL HOLDINGS, INC.

Ladies and Gentlemen:

Reference is made to the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Merger Agreement”), by and among Prospect Medical Holdings, Inc., a Delaware corporation (the “Company”), Ivy Holdings Inc., a Delaware corporation (“Parent”), and Ivy Merger Sub Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Company with the Company continuing as the Surviving Corporation (the “Merger”).  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.  This letter agreement is being delivered to Parent in connection with the execution of the Merger Agreement by the Company, Parent and Merger Sub.

This letter agreement confirms the commitment of Green Equity Investors V, L.P., a Delaware limited partnership (“GEI V”), and Green Equity Investors Side V, L.P., a Delaware limited partnership (“GEIS V” and together with GEI V, the “Guarantors”, each a “Guarantor”), subject to the conditions set forth herein, to purchase shares of equity securities of Parent immediately prior to the Closing for an aggregate purchase price of One Hundred and Sixty One Million Dollars ($161,000,000) (collectively, the “Financing Commitment”) solely to the extent necessary to pay in full (i) the Merger Consideration pursuant to and in accordance with the Merger Agreement and (ii) all fees and expenses contemplated thereby; provided, however, none of the Guarantors shall, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent or Merger Sub in any amount in excess of the Financing Commitment.  While it is expressly understood that the commitments of Guarantors set forth in this paragraph shall be several and not joint, it is further understood and agreed by GEI V and GEIS V that such commitments shall be apportioned between them in percentages of 73.8 and 26.2, respectively.  The obligation of each of the Guarantors to fund the Financing Commitment is subject to satisfaction or waiver of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions under the Merger Agreement (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing) and the terms of this letter agreement.  In the event that the Closing does not occur after the Guarantors have funded the Financing Commitment, Parent shall return such amounts to the Guarantors.

This letter agreement, and each of the Guarantors’ obligation to fund the Financing Commitment, will terminate automatically and immediately upon the earlier to occur of (a) the Closing and the performance in full of the Guarantors’ funding obligations hereunder (at which time the obligations hereunder shall be discharged), (b) the valid termination of the Merger Agreement by mutual consent of the Company, Merger Sub and Parent pursuant to Section 8.1(a) thereof and (c) the valid termination of the Merger Agreement (other than pursuant to Section 8.1(a) of the Merger Agreement); provided, however, that such termination pursuant to clause (c) of this paragraph shall not affect the parties’ respective rights and obligations with respect to any breach occurring prior to such termination.

Each Guarantor, severally and not jointly, represents and warrants to Parent that:  (a) it is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware, (b) it has the necessary power and authority to enter into, execute and deliver this letter agreement and to perform fully its respective obligations hereunder; (c) the execution, delivery and performance of this letter agreement by such Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of such Guarantor are necessary therefor; (d) this letter agreement has been duly and validly executed and delivered by such Guarantor and constitutes a legal, valid and binding agreement of such Guarantor enforceable by Parent against such Guarantor in accordance with its terms, except to the extent enforceability may be limited by the effect of applicable bankruptcy, reorganization, insolvency, moratorium or other Laws affecting the enforcement of creditors’ rights generally and the effect of general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity; (e) it has uncalled capital commitments substantially in excess of the amount of the Financing Commitment; (f) the execution, delivery and performance of this letter agreement by such Guarantor does not (i) violate its organizational documents, (ii) violate any applicable Law or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to the loss of any benefit under, any material contract to which such Guarantor is a party; and (g) all consents, approvals, authorizations and permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this letter agreement by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity or regulatory body is required in connection with the execution, delivery or performance of this letter agreement.

This letter agreement may not be terminated or amended, and no provision hereof waived or modified, except by an instrument in writing signed by Parent and each Guarantor.

No Person other than Parent shall be entitled to rely upon this letter agreement, this letter agreement shall be binding upon each party hereto and shall inure solely to the benefit of each party hereto, and nothing set forth in this letter agreement shall be construed to confer upon or give to any other Person other than Parent any benefits, rights or remedies hereunder or by reason hereof.  Notwithstanding the foregoing, the parties acknowledge that the Company is relying on this letter agreement in connection with its execution of the Merger Agreement and the Company is and shall be an express third-party beneficiary of this letter agreement and shall have the right to enforce this letter agreement directly against the Guarantors as contemplated by Section 9.6 of the Merger Agreement.

Notwithstanding anything that may be expressed or implied in this letter agreement, Parent and Company, by their acceptance of the benefits of this letter agreement, covenants, agree and acknowledge that no Person other than the Guarantors shall have any obligation hereunder and that, notwithstanding that any Guarantor may be a partnership, no recourse hereunder or under any documents or instruments delivered in connection herewith shall be had against any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate, member, manager or general or limited partner of any Guarantor or any former, current or future direct or indirect equity holder, controlling person, stockholder, director, officer, employee, agent, Affiliate, member, manager or general or limited partner of any of the foregoing (collectively, but not including the Guarantors, each an “Affiliated Party”), whether by or through attempted piercing of the corporate or partnership veil, by or through a claim by or on behalf of any of the Guarantors against an Affiliated Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Affiliated Party, as such, for any obligations of the Guarantors under this letter agreement or any documents or instruments delivered in connection herewith or for any claim based on, in respect of, or by reason of such obligations or their creation.

The existence of this letter agreement and its terms are strictly confidential and are not to be disclosed to anyone other than to Parent and the Company, and this letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of each Guarantor; provided, however, that the Company may disclose this letter agreement and its terms to the extent required by Law and the applicable rules of any national securities exchange, including if so required in connection with any SEC filings relating to the transactions contemplated by the Merger Agreement; provided, further, that this letter agreement may be referenced in the Merger Agreement.

If any provision of this letter agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this letter agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this letter agreement are agreed to be severable; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the seventh paragraph hereof.  No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

This letter agreement may be executed in counterparts and by facsimile.  This letter agreement and all disputes, claims or controversies arising out of or relating to this letter agreement, or the negotiation, validity or performance of this letter agreement, or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each party hereto hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation arising out of or relating to this letter agreement, or the negotiation, validity or performance of this letter agreement, or the transactions contemplated hereby, (ii) agrees not to commence any litigation relating thereto except in such courts, (iii) waives any objection to the laying of venue of any such litigation in such courts and (iv) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT AND/OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SIGNATURE PAGE FOLLOWS

Very truly yours,

GREEN EQUITY INVESTORS V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Senior Vice President

GREEN EQUITY INVESTORS SIDE V, L.P.

By:	GEI Capital V, LLC, its General Partner

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: Senior Vice President

Accepted and Acknowledged:

IVY HOLDINGS INC.

By:	/s/ John M. Baumer
Name: John M. Baumer
Title: President

[Signature Page to Equity Commitment Letter]